UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 16, 2011

NETAPP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2011, the board of directors (the “Board”) of NetApp, Inc. (the “Company”) approved an increase in the number of authorized directors on the Board from nine (9) to ten (10) and appointed Richard P. Wallace as a member of the Board to fill the vacancy created thereby.

There are no arrangements or understandings between Mr. Wallace, on the one hand, and the Company or any other persons, on the other, pursuant to which Mr. Wallace was selected as a director. There are no related party transactions between the Company and Mr. Wallace (or any immediate family member thereof) requiring disclosure under Item 404(a) of Regulation S-K.

As a director, Mr. Wallace is eligible to receive either stock options or a combination of stock options and restricted stock units under the Automatic Option Grant Program (the “Program”) in effect under the 1999 Stock Option Plan, as amended and restated through July 13, 2010 (the “1999 Stock Option Plan”). Under the terms of the Program, each newly elected non-employee director is automatically granted either an option to purchase 55,000 shares of the Company’s common stock (an “option award”) or, in the alternative, a mixed award consisting of an option to purchase 27,500 shares of common stock and 9,166 restricted stock units (a “mixed award”). Mr. Wallace elected to receive a mixed award as his initial grant. In addition to the foregoing, Mr. Wallace is also eligible to receive an annual cash retainer. A description of the 1999 Stock Option Plan and the Company’s policy for compensating its nonemployee directors with annual cash retainers is described in to the Company’s most recent proxy statement, filed with the SEC on July 13, 2010.

Mr. Wallace has entered into the Company’s form of indemnification agreement, which is attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended January 29, 2010, as filed with the SEC on March 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)

March 22, 2011	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett
Senior Vice President, General Counsel and Secretary